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Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 6, 2002 included in LodgeNet Entertainment Corporation's Annual Report on Form 10-K for the year ended December 31, 2001, relating to the consolidated balance sheets of LodgeNet Entertainment Corporation and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2001, and to all references to our Firm included in this Registration Statement.

Arthur Andersen LLP

Minneapolis, Minnesota

May 23, 2002

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  Exhibit 23.2
CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS